Exhibit 10.1

David Wimberly

2910 Kerry Forest Parkway
Tallahasse, FL 32309

April 1, 2015

Western Graphite Inc.

1045 East Washington Street Monticello,
FL 32344

To the Board of Directors of Western Graphite Inc.:

On this date, I, David Wimberly, hereby tender my resignation from my duties and positions as an officer and director of Western Graphite Inc. (the "Company"), including, but not limited to, as Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of the Company. My resignation is effective immediately.

Upon your delivery of this signed resignation to the Company or its representatives, the Company will

(i) Issue you a payment of three thousand dollars ($3,000)

(ii) Instruct the transfer agent to transfer to you six million (6,000,000) of the Company's common stock held by Guelph Partners (with the balance of the shares being cancelled and for which you may have to sign certain documents required by the transfer agent)

(iii) Issue to you a note for services rendered for sixteen thousand dollars ($16,000) that is due six months from the date it is issued.

Sincerely,

/s/ David Wimberly
David Wimberly